Exhibit 5.1

June 22, 2020

Fusion Pharmaceuticals Inc.

270 Longwood Road South

Hamilton, Ontario

L8P 0A6

Re: Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as Canadian counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-238968) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Fusion Pharmaceuticals Inc., a corporation governed by the Canada Business Corporations Act (the “Company”), of up to 9,602,500 common shares (the “Shares”), including Shares purchasable by the underwriters upon their exercise of an option to purchase additional common shares granted to the underwriters by the Company. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and the underwriters (the “Underwriting Agreement”).

We have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to certain factual matters, upon certificates of officers of the Company.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

The opinion expressed below is limited solely to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued as fully paid and non-assessable common shares of the Company.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

OSLER, HOSKIN & HARCOURT LLP